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                   May 24, 2024

       Kenneth D. DeGiorgio
       Chief Executive Officer
       First American Financial Corporation
       1 First American Way
       Santa Ana, CA
       92707-5913

                                                        Re: First American
Financial Corporation
                                                            Form 8-K/A
                                                            Filed January 12,
2024
                                                            File No. 001-34580

       Dear Kenneth D. DeGiorgio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Finance